UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2017

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 21, 2017, the Compensation Committee of the Board of Directors of Coherus BioSciences, Inc. (the “Company”) approved, and management commenced and completed, a restructuring plan to reduce operating costs and better align its workforce with the needs of its business following the U.S. Food and Drug Administration’s (“FDA”) June 12, 2017 issuance of a complete response letter for its Biologics License Application (“BLA”) for CHS-1701, a pegfilgrastim (Neulasta®) biosimilar candidate, under the 351(k) pathway, in which the FDA stated that it cannot approve the Company’s BLA for CHS-1701 in its present form and provided recommendations to the Company to address the issues raised in the letter.

Under this plan, the Company reduced its workforce by 51 employees (approximately 30%). Affected employees are eligible to receive severance payments, reimbursement of COBRA payments and outplacement services. Employees party to change of control and involuntary termination benefit agreements will continue to vest their stock options pursuant to the terms of their agreements. Certain senior executives received accelerated vesting of certain stock options and an extension to the post-termination exercise period for certain stock options. In each case, employee severance benefits are contingent upon an affected employee’s execution (and non-revocation) of a separation agreement, which includes a general release of claims against the Company. The Company expects that the workforce reduction will decrease its annual operating costs by approximately $10 million.

In connection with the restructuring, the Company estimates that it will incur aggregate restructuring charges of approximately $3.7 million, which will be recorded in the second quarter of 2017, related to one-time termination severance payments and other employee-related costs, including approximately $1.6 million of stock-based compensation expense related to the acceleration of stock options and the extension of post-termination stock option exercise periods. The majority of the cash payments related to the personnel-related restructuring charges will be paid during the third quarter of 2017, with the remainder to be paid during the fourth quarter of 2017. The charges that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with termination benefits and the financial impact of the reduction in force. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to cost reduction efforts. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction may have an adverse impact on the Company’s development activities. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2017, and the Company’s subsequent current reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2017	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer